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Sumpfstrasse 32
Postfach 4158
CH-6304 Zug, Switzerland	Thursday, 20th of October 2005
TEL : +41-41-723-1090
FAX : +41-41-710-1648

Mr.Eric Giguere
83, 27th avenue Nord
Bois-des-Filions (Quebec)
6JZ 4J6

CONFIDENTIAL

Re : COO position (Chief Operating Officer) at XL Generation AG
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Sir,

We wish to follow up from our meeting last week regarding our desire to fill the position of COO (Chief Operating Officer) within the entreprise.

It is with pleasure that we propose to you the position of COO within the corporation XL Generation AG. As discussed, we are about to complete the transaction of Polyprod corporation. Consequently, you will be the COO of the former unless XL Generation AG merges the activities of Polyprod to its own activities.

You shall report to the CEO Alain Lemieux.

We offer a salary of 150,000$ per year up until April 30th 2006, and of 165,000$ per year from May 1st 2006 to April 30th 2007. Additionally, your salary shall be revised annually following discussions with the CEO or the Board of administrators. Furthermore, for the first fiscal year ending April 30th, in which the consolidated annual sales of XL Generation International Inc., on all XL Turf products (not only on artificial turf but on any other flooring products (gymnasium, residential, commercial type “Resilient Floor”)) but excluding the stand alone sales of the “XL EPP Pads”, will amount to a minimun of $50,000,000 USD, your annual salary shall be increased by an amount of $50,000 for the following years. You will also be entitled to an automobile, the cost of which does not exceed $40,000 before taxes. Your salary shall be deposited every week in the bank account of your choice. You will be entitled to 20 days of vacations per year, as well as to statutory holidays of the province of Quebec. The first year shall begin on January 1st 2006, within which you will be entitled to take your vacations. The attribution of these vacations shall be discussed with the CEO in order to avoid a prolonged absence during critical periods.

As we have discussed in our meeting, the corporation shall put into place by the end of the year a bonus regime and/or a stock option regime for XL Generation International Inc. As you are aware, the shares of the former are listed on the OTC BB exchange in the United States and are subject to the Securities and Exchange Commission regulations. You shall benefit from these regimes.

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Regarding the stock purchase plan, we shall guarantee you that a minimum of 150,000 shares options shall be provided on a 3 year period on a 50,000 shares options basis per year as long as you will be employed during each of these years;

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The exercice price of each shares option, notwithstanding the exercice period, will be the value of the shares listed on the OTC BB exchange during the entry into force of the regime on January 1st 2006;

•	The regime shall forsee in case of an acquistion for the control of XLGI during a buy-out offer, you shall be entitled to exercise immediately the remainings of your options.

As a COO, you shall have the responsibility to provide advices and counselling to the Board of administrators with regards to the setting up of an employment salary and health insurance programs as well as for any other regimes of insurances for certain employees of the corporation including yourself.

XL Generation will hold you free of any proceedings, lawsuits, or judgements against you from a third party, including any shareholders, creditors or employees of XLGeneration with regards to any acts undertaken or not during the exercice of your functions or within the mandate of your functions as long as these undertakings have been done in good faith.

Furthermore, XL Generation commits itself to take at its own responsibility all judicial and extra-judicial fees and costs( including reasonable fees for a lawyer and expertise costs), as long as XL Generation will have been able to designate a lawyer of its choice. This clause shall survive at the end of the present agreement.

XL Generation commits itself to subscribe at your benefit, a directors and administrators’ liability insurance similar to the liability insurance offered to other directors and administrators of XL Generation.

If the corporation were to end your employment without reasonable motives, the corporation shall have to pay you, as a severance benefit, an amount equivalent to 9 months of your salary as damages incurred for which you shall commit not to claim in any possible ways with additional amounts.

If our offer is acceptable to you, you may affix your signature at the indicated place hereinafter. If you were to accept our offer and that you began employment on Monday 21st 2005, we shall pay you a fixed amount of $15,000 which you shall receive as a $7,500 payment on the 21st of November 2005, and a final $7,500 payment on the 21st of November 2006 if you are still under employment from the corporation. Up until the 21st of November 2005, you will have to have spent at least 2 days (the 4th and 7th of November) with Mr. Alain Lemieux and other members of the team.

If it were to happen that you present employer claims against you any amounts for early severance of employment, we could be willing to disburse the maximum amount $15,000 faster to your employer, or in any other ways which might fit you best.

Following your acceptatance, an employment agreement in duly form shall be drafted, which shall encompass all the provisions of this present letter plus the usual non competition and confidentiality clauses inherent to your function.

Wishing that these conditions shall be at your satisfaction and anticipating to see you joining the XL Generation team in the shortest delays. If you have any further questions, feel free to communicate to the undersigned.

/s/ Daniel Courteau
Me Daniel Courteau,  Vice president, legal affairs

READ AND ACCEPTED GOOD FOR AGREEMENT

/s/ Eric Giguere
Eric Giguere, eng.